Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BUTTE HIGHLANDS MINING COMPANY", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF FEBRUARY, A.D. 2012, AT 7:59 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

0258921 8100

120169487

AUTHENTICATION: 9365444

DATE: 02-15-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:35 PM 02/14/2012
FILED 07:59 PM 02/14/2012
SRV 120169487 - 0258921 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF BUTTE HIGHLANDS MINING COMPANY
CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Butte Highlands Mining Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE V" so that, as amended, said Article shall be and read as follows:

ARTICLE V
Authorized Shares

The total number of shares of all classes of stock which this corporation shall have authority to issue is 521,707,093 shares having a par value $0.001 per share, of which 500,000,000 shares shall be designated Class A Common Stock, 1,707,093 shares shall be designated Class B Common Stock and 20,000,000 shall be designated as Preferred Stock.

The designations, relative rights, preferences and limitations of the shares of Class A Common Stock, Class B Common Stock and Preferred Stock are as follows:

Class A Common Stock:

Voting. The holders of Class A Common Stock shall at all times vote as one class with each holder of record entitled to one vote for each share held. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to cumulate its votes.

Dividends. Each issued and outstanding share of Class A Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise) when, as and if declared by the board of directors of this corporation out of funds legally available therefor.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, each issued and outstanding share of Class A Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of this corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of this corporation (in a merger or consolidation in which stockholders of this corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this corporation as an entirety to any person or entity, the aggregate consideration therefor, payable to the stockholders of this corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this corporation.

Preemptive Rights. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this corporation.

Class B Common Stock:

Voting. The holders of Class B Common Stock shall not be entitled to vote with respect to any matter submitted to the stockholders of this corporation for vote.

Dividends. Each issued and outstanding share of Class B Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise) when, as and if declared by the board of directors of this corporation out of funds legally available therefor.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, each issued and outstanding share of Class B Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of this corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of this corporation (in a merger or consolidation in which stockholders of this corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or

substantially all of the properties and assets of this corporation as an entirety to any person or entity, the aggregate consideration therefor, payable to the stockholders of this corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this corporation.

Preemptive Rights. A holder of shares of Class B Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this corporation.

Preferred Stock

The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs. The authorized, but unissued shares of Preferred Stock, may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of February, 2012.

By: /Paul A. Hatfield/

Title: President

Name: Paul A. Hatfield